Exhibit 99.1 Press Release Dated November 11, 2004

David G. Mazzella
President & CEO
585-381-6000
dmazzella@veramark.com

FOR IMMEDIATE RELEASE

Veramark® Announces Third Quarter Results

Pittsford, New York — November 11, 2004. Veramark Technologies, Inc. (OTCBB: VERA), today announced financial results for the third quarter ended September 30, 2004. For the quarter ended September 30, 2004, Veramark reported sales of $2,782,000, which compared with sales of $2,917,000 for the third quarter of 2003. For the nine months ended September 30, 2004, Veramark reported sales of $8,023,000 compared with sales of $8,620,000 for the first nine months of 2003.

     Veramark reported a net loss for the quarter ended September 30, 2004 of $34,000, or less than $0.01 per share. For the third quarter of 2003, the Company had reported a profit of $110,000, or $0.01 per share. For the nine months ended September 30, 2004, Veramark’s net loss of $530,000, or $0.06 per share, compared with a net loss of $171,000, or $0.02 per share, for the first nine months of the prior year.

     David G. Mazzella, Veramark’s President and CEO, commenting on the results stated, “While current operating results continue to be affected by the planned end-of-sale of our Quantum Series® enterprise solution, and the unexpected loss of Expanets as a distributor, due to their acquisition by Avaya at the end of 2003, we remain optimistic about our future prospects. As a company, we made a strategic decision over a year ago, to end further sales of our Quantum Series product, in order to focus our limited resources on the development of our next generation replacement product, VeraSMART®. While that decision has negatively impacted our financial results over the last year and a half, we remain convinced that it was the right decision to ensure Veramark’s long-term growth objectives. The initial version of VeraSMART 1.0 was released for sale during the second half of 2003 and the second version, 2.0, was released in June 2004, and each has been positively received by the market place. We are completing development of version 3.0 of VeraSMART and are currently on schedule for its release in January 2005. With each upgrade of VeraSMART we continue to expand the product’s features and functionality, thereby increasing the potential revenue per sale, as well as the number and scope of potential customers available to Veramark.

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     Mr. Mazzella added that, “Sales of call accounting and telemanagement products during the third quarter continue to be affected by the loss of Expanets and while we have seen solid increases in our other distribution channels for call accounting and telemanagement products, they have not been sufficient to offset the loss of Expanets sales realized in prior years. We continue to build on existing channels, and to add new channels as quickly as we can.”

     Orders for the third quarter of this year, impacted primarily by interest in VeraSMART 2.0, increased 7% from the orders received for the second quarter, and were 26% higher than orders received in the first quarter of 2004.

     Since the release of VeraSMART we have sold 25 systems to major customers across a wide range of markets, from health care, to financial institutions, government agencies, educational institutions, defense contractors, and Fortune 1000 Companies. Activity levels in terms of quotes and new proposals for VeraSMART continue to grow, and we expect this increased activity to translate into improved financial results during 2005.

About Veramark

For more than 20 years, Veramark (www.veramark.com) has set the industry standard for telecom network cost control solutions by delivering technological excellence, application experience, and process expertise. Our focus on convergence in the communications market has resulted in a broad portfolio of products and services that allow enterprises to measurably reduce communications expenses, optimize network performance, increase productivity, and improve enterprise security. Our solutions are fully compatible with IP-telephony, traditional PBX, and CENTREX environments.

Veramark’s totally Web-based software architecture leverages leading edge technology to consistently deliver enterprise cost management solutions that are easy-to-use, install and maintain. The company’s leadership position is demonstrated by development relationships with telecom’s elite — Avaya®, Nortel Networks®, Cisco Systems®, NEC America, and others — and by having sold nearly 100,000 systems to clients that range from the Fortune 500, to the public sector, and small businesses.

All of Veramark’s products and services are made and provided by personnel in the United States.

Veramark, VeraSMART and Quantum Series are registered trademarks of Veramark Technologies, Inc. EZ-Share is a trademark of Veramark Technologies, Inc. All other marks are the property of their respective owners.

(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)

	Third Quarter Ended
	September 30,
	2004	2003
Net Sales	$2,781,986	$2,917,179

Income (Loss) Before Taxes	$(33,759)	$109,528
Income Taxes	$—	$—

Net Income (Loss)	$(33,759)	$109,528

Net Income (Loss) Per Diluted Share	$.00	$.01

Diluted Weighted Average Number of Shares Outstanding	8,637,328	9,394,658

	Nine Months Ended
	September 30,
	2004	2003
Net Sales	$8,023,283	$8,619,714

Loss Before Taxes	$(529,607)	$(171,001)
Income Taxes	$—	$—

Net Loss	$(529,607)	$(171,001)

Net Loss Per Diluted Share	$(.06)	$(.02)

Diluted Weighted Average Number of Shares Outstanding	8,592,863	8,415,394

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This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the impact of competition or changes in the marketing strategies of major distributors.